As filed with the Securities and Exchange Commission on August 10, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SATELLOGIC INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ruta 8 Km 17,500, Edificio 300
Oficina 324 Zonamérica
Montevideo, 91600 Uruguay
(Address of Principal Executive Offices)

Satellogic Inc. 2021 Incentive Compensation Plan
(Full title of the plan)

Rick Dunn
Satellogic Inc.
Chief Financial Officer
210 Delburg Street
Davidson, NC 28036
(704) 894-4482
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gregg S. Lerner, Esq.
Joel I. Frank, Esq.
Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Satellogic Inc. 2021 Incentive Compensation Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Satellogic Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 20-F filed with the Commission on May 2, 2022, as amended by Amendment No. 1 to the Annual Report on Form 20-F filed with the Commission on May 16, 2022; and

(b)
The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 25, 2022, in which there is described the terms, rights and provisions applicable to the shares of the Registrant’s Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), including any amendment or report filed for the purpose of updating such description, including the description of the Class A Ordinary Shares contained in the section entitled “Description of PubCo Securities” in the proxy statement/prospectus included in the Registrant’s Registration Statement on Form F-4 (File No. 333-258764), as amended, supplemented or otherwise modified from time to time (the “F-4 Registration Statement”).  Any form of prospectus or prospectus supplement to the F-4 Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and reports on Form 6-K furnished by the Registrant which indicate on their cover pages that they are incorporated herein by reference, in each case, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of the Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands (“BVI”) law provides that a company may indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person (including a director or officer) who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. BVI law limits the power of a company to so indemnify to persons who acted honestly and in good faith and in what he or she believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Satellogic’s memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this registration statement:

Exhibit Number	Description

4.1
Amended and Restated Memorandum of Association and Articles of Association of Satellogic Inc. (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed on January 27, 2022).

4.2	Satellogic Inc. 2021 Incentive Compensation Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form F-1 filed on February 14, 2022 (file no. 333-262699)).

5.1	Opinion of Maples & Calder (BVI) as to validity of Satellogic Inc. Class A Ordinary Shares.

23.1	Consent of Maples & Calder (BVI) (included in Exhibit 5.1).

23.2	Consent of Pistrelli, Henry Martin y Asociados S.R.L.

24.1	Power of attorney (included on the signature page of this registration statement).

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davidson, North Carolina on August 10, 2022.

SATELLOGIC INC.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints Emiliano Kargieman as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Emiliano Kargieman	Chief Executive Officer (principal executive officer)	August 10, 2022
Emiliano Kargieman

/s/ Ted Wang	Director	August 10, 2022
Ted Wang

/s/ Marcos Galperin	Director	August 10, 2022
Marcos Galperin

/s/ Brad Halverson	Director	August 10, 2022
Brad Halverson

/s/ Steven Mnuchin	Director and Chairperson	August 10, 2022
Steven Mnuchin

/s/ Howard Lutnick	Director	August 10, 2022
Howard Lutnick

/s/ Joseph Dunford	Director	August 10, 2022
Joseph Dunford

/s/ Peter T. Killalea	Director	August 10, 2022
Peter T. Killalea

/s/Miguel Gutiérrez	Director	August 10, 2022
Miguel Gutiérrez